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                       July 13, 2022

       Brendan Smith
       Chief Financial Officer
       CRISPR Therapeutics AG
       Baarerstrasse 14
       6300 Zug
       Switzerland

                                                        Re: CRISPR Therapeutics
AG
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-37923

       Dear Mr. Smith:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences